Exhibit 99.1

FOR IMMEDIATE RELEASE	18444 Highland Road Baton Rouge, Louisiana 70809

Edgen Group Announces First Quarter 2012 Results
Sales increase of 55% and EBITDA growth of 50%

BATON ROUGE, LOUISIANA – May 9, 2012, Edgen Group Inc. (NYSE: EDG) a leading global distributor of specialized products including steel pipe, valves, plate and related components to the energy sector and industrial markets, today announced its first quarter 2012 pro forma financial results.  Edgen Group pro forma sales increased 55% to $505.8 million from $327.0 million in the first quarter of 2011.  Pro forma net income was $4.0 million, compared to a pro forma net loss of $6.0 million in the first quarter of 2011.  Pro forma EBITDA increased 50% to $35.7 million for the first quarter 2012 compared to pro forma EBITDA of $23.8 million for the same period in 2011.

The Company’s Chairman, President and Chief Executive Officer, Dan O’Leary stated, “Our two operating segments, Edgen Murray and Bourland & Leverich, achieved significant year over year gains in revenue and earnings. Favorable business conditions in oil prices, rig count, and capital expenditure by our customers drove increased demand for the specialized products we distribute throughout global energy markets. Our ability to capture share for drilling programs, project development, and MRO activity as it came on line resulted in 55% gain in pro forma revenue and 50% growth in pro forma EBITDA from the first quarter of 2011 to the first quarter of 2012.  First quarter 2012 sales included high demand for products related to shale drilling and completions, transmission infrastructure and robust offshore upstream activity.”

Compared to first quarter 2011, pro forma sales from the Company’s Energy & Infrastructure (“E&I”) segment, operating under the brand name Edgen Murray, increased by $92.1 million, or 50%, to $277.7 million. Strong organic growth was driven by increased activity levels, particularly in the Upstream and Midstream energy markets, as a result of worldwide oil and natural gas development.

Compared to first quarter 2011, pro forma sales from the Company’s Oil Country Tubular Goods (“OCTG”) segment, operating under the brand name Bourland & Leverich, increased by $86.7 million, or 61%, to $228.2 million. There was strong demand from onshore drilling customers with active drilling programs in oil and liquids-rich shale plays. These significant increases were driven by higher rig count, additional product volume needed for horizontal drilling, and more complex material requirements for difficult environments during the first quarter 2012 compared to the same period in 2011.

Pro forma gross profit increased $16.1 million, a 38% increase, compared to the first quarter of 2011. As a result of a lower margin product mix centered around shale extraction and processing infrastructure, pro forma gross margin was 11.5% in the first quarter 2012 compared to 12.9% in the same period in 2011.

Pro forma selling, general and administrative (“SG&A”) expenses were 4.5% of total sales for the first quarter of 2012 compared to 6.0% of pro forma total sales for the same period in 2011 due to improved operating leverage on higher sales. Pro forma SG&A expenses increased $3.2 million, to $23.0 million compared to $19.8 million in the same period in 2011, driven by staff additions and other expenses to support sales growth.

Mr. O’Leary commented, “These strong first quarter results, combined with the completion of our initial public offering and repayment of over $139 million of debt, are positive events that create significant improvement in our balance sheet and will contribute to the successful execution of our long term growth strategies.”

Selected financial information for the first quarter 2012 is included below. See “Basis of Presentation” below for a discussion of the impact of the Company’s initial public offering and reorganization on May 2, 2012 and for an explanation of the Company’s use of pro forma financial information.

Conference Call
Edgen Group management will host a conference call to discuss the financial results on Thursday, May 10, 2012 at 9:00 a.m. Eastern time (8:00 a.m. Central time). This call may include material information not included in this press release. Interested parties in the United States may dial 1-877-883-0383 to listen to the live conference call. Additionally, international parties may dial 1-412-902-6506.  To access the conference call, please call in at least ten minutes prior to the start time and request conference number 1164777.

To access the conference call via internet, please log onto http://www.edgengroup.com and go to the “Investor Relations” webpage at least fifteen minutes prior to the start time to register, download and install any necessary software.

A replay of the conference call (conference number 10013935) will be available in the United States by dialing 1-877-344-7529 and 1-412-317-0088 for international parties. A replay of the conference call will also be available at Edgen Group’s website, www.edgengroup.com, and will remain available for seven days following the date the replay is posted.  The Company will also have the webcast available on the Company’s website at www.edgengroup.com shortly after the live event and for 90 days.

About Edgen Group
Edgen Group is a leading global distributor of specialized products and services to the energy sector and industrial infrastructure markets, including steel pipe, valves, quenched and tempered and high yield heavy plate and related components. Edgen Group is headquartered in Baton Rouge, Louisiana.  Additional information is available at www.edgengroup.com.

Forward Looking Statements Disclaimer
This press release contains, and during the conference call referenced in this press release we may make, forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements about our business strategy. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

·	supply, demand, prices and other market conditions for steel and other commodities;

·	the timing and extent of changes in commodity prices, including the cost of energy and raw materials;

·	the effects of competition in our business lines;

·	the condition of the commodities markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

·	the ability of our counterparties to satisfy their financial commitments;

·	tariffs and other government regulations relating to the products we supply and services we provide;

·	adverse developments in our relationship with our key employees;

·
operational factors affecting the ongoing commercial operations of our facilities, including catastrophic weather-related damage, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs, unanticipated changes in fuel costs or availability of fuel emission credits or workforce issues;

·	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow;

·	our ability to pass through increases in our costs to our customers;

·	restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

·	general political conditions and developments in the U.S. and in foreign countries whose affairs affect supply, demand and markets for the products we supply;

·	conditions in the U.S. and international economies;

·	our ability to obtain adequate levels of insurance coverage;

·	future asset impairment charges;

·	adequate protection of our intellectual property;

·	the impact of federal, state and local tax rules;

·	U.S. and non-U.S. governmental regulation, especially environmental and safety laws and regulations;

·	our ability to retain key employees; and

·	the amount of payments we may be required to make under our tax receivable agreements.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in our prospectus filed with the Securities and Exchange Commission on April 27, 2012 and in our subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Investor inquiries:
Erika Fortenberry, Director of Investor Relations
225-756-9868

Edgen Group Inc.
Selected Financial Information (Unaudited)
(Dollars in thousands)

	Edgen Group Inc.		EM II LP ("E&I")		B&L ("OCTG")
	Pro forma three months ended March 31,		Three months ended March 31,		Three months ended March 31,
Statement of operations	2012	2011	2012	2011	2012	2011
Sales	$505,831	$327,011	$277,676	$185,562	$228,155	$141,449
Gross profit (exclusive of deprecation and amortization)	58,413	42,279	37,449	26,694	20,964	15,585
Income from operations	27,166	13,606	14,100	5,053	13,046	8,580
Net income (loss)	3,959	(5,978)	(2,479)	(10,018)	7,780	3,084

	Edgen Group Inc.		EM II LP ("E&I")		B&L ("OCTG")
	Pro forma three months ended March 31,		Three months ended March 31,		Three months ended March 31,
Other financial data	2012	2011	2012	2011	2012	2011
EBITDA	$35,710	$23,806	$19,980	$11,950	$16,910	$12,315

	Edgen Group Inc.		EM II LP ("E&I")		B&L ("OCTG")
	Pro forma three months ended March 31,		Three months ended March 31,		Three months ended March 31,
Reconciliation of GAAP net income (loss) to non-GAAP EBITDA	2012	2011	2012	2011	2012	2011
NET INCOME (LOSS)	$3,959	$(5,978)	$(2,479)	$(10,018)	$7,780	$3,084
Income tax expense	5,085	2,929	1,304	556	-	-
Interest expense - net	18,427	17,937	16,579	16,120	5,467	5,605
Depreciation and amortization expense	8,239	8,918	4,576	5,292	3,663	3,626
EBITDA	$35,710	$23,806	$19,980	$11,950	$16,910	$12,315

	Edgen Group Inc.	EM II LP ("E&I")	B&L ("OCTG")
Balance sheet data	Pro forma March 31, 2012	March 31, 2012	March 31, 2012
Cash and cash equivalents	$15,411	$13,205	$41
Current assets	661,899	436,722	225,301
Current liabilities	287,519	169,334	128,446
Total assets	914,633	555,592	377,556
Long term debt and capital leases	563,318	536,000	165,392
Total equity (deficit)	58,858	(154,680)	93,757

Basis of Presentation
The historical financial statements and related notes that will be presented within our Form 10-Q for the quarter ended March 31, 2012 will reflect the account balances of our accounting predecessor, Edgen Murray II, L.P. (“EM II LP”), to whose business we have succeeded.  This is because we did not own any assets prior to our recent initial public offering (“IPO”) and reorganization (“Reorganization”) on May 2, 2012, and because the IPO and the Reorganization occurred subsequent to March 31, 2012.  Furthermore, our financial statements for the three months ended March 31, 2012 will not include any amounts related to the historical business of Bourland & Leverich Holdings LLC (“B&L”), which business we acquired in connection with the IPO and the Reorganization.

The IPO and the Reorganization had a significant impact on our financial position and will cause our financial results in future periods to be materially different from those that have been reflected previously in the historical financial statements of our predecessor, EM II LP. Accordingly, management believes that our pro forma results, which give effect to the IPO and the Reorganization and include the combined results related to the historical business of EM II LP (our E&I segment), as well as the results related to the historical business of B&L (our OCTG segment), provide important information about our existing business.  As a result, this press release includes, and our Form 10-Q will include, our pro forma results.

The pro forma results presented above have been prepared by, and are the responsibility of, our management. Management believes these pro forma results are important for understanding Edgen Group’s ongoing business and financial performance. Actual results could differ materially from the pro forma results presented, and these pro forma results are not necessarily indicative of the future results of operations for other interim periods or for the full year ending December 31, 2012 or thereafter.

Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the pro forma results presented above, nor have they expressed any opinion on or any other form of assurance of such information or its achievability, and assume no responsibility for, and disclaim any association with, such information.

A summary of the pro forma adjustments related to these transactions can be found in our Form 10-Q for the three months ended March 31, 2012.

Use of Non-GAAP Financial Measures

We use EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We find this measure to be a useful tool to assist us in evaluating financial performance because it eliminates items related to capital structure, taxes and certain non-cash charges. We also present pro forma sales, pro forma gross profit, pro forma income from operations, pro forma net income (loss) and pro forma balance sheet data in order to provide investors with a more meaningful presentation of our existing business and financial performance than is reflected in our predecessor, EM II LP’s, historical financial statements. Our non-GAAP financial measures are not considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do. We define EBITDA as net income or loss, plus interest expense, provision for income taxes, depreciation, amortization and accretion expense. EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) our financial performance without regard to financing methods or capital structures and (2) our ability to generate cash sufficient to pay interest and support our indebtedness. The GAAP measure most directly comparable to EBITDA is net income. The table set forth above provides reconciliations of EBITDA to its most directly comparable financial measure calculated and presented in accordance with GAAP.